Exhibit 99.2

B&G Foods, Inc. and Subsidiaries

Unaudited Pro Forma Combined Financial Statements

On November 30, 2011, pursuant to an agreement entered into on October 28, 2011, B&G Foods, Inc. and its subsidiaries completed the acquisition of the Mrs. Dash, Molly McButter, Sugar Twin, Baker’s Joy, Static Guard and Kleen Guard brands, from Conopco, Inc. dba Unilever and certain of its affiliates, for approximately $326.0 million in cash, subject to a post-closing inventory adjustment.  We refer to this acquisition as the Culver Specialty Brands acquisition.  In connection with the Culver Specialty Brands acquisition, we entered into a new $575.0 million senior secured credit agreement, which includes a $200.0 million revolving credit facility, $150.0 million of tranche A term loans and $225.0 million of tranche B term loans.  The proceeds of the term loan borrowings, $25.0 million of revolving loans and cash on hand were used to repay all $130.0 million of outstanding borrowings under our prior credit agreement, fund the acquisition purchase price and pay related transaction fees and expenses.

The unaudited pro forma combined balance sheet at October 1, 2011 combines our historical consolidated balance sheet at October 1, 2011 with the statement of assets acquired of Culver Specialty Brands at September 30, 2011, and gives effect to the Culver Specialty Brands acquisition and related financing as if such transactions occurred on October 1, 2011.  The unaudited pro forma combined statements of operations for the three quarters ended October 1, 2011 and the year ended January 1, 2011 combines our historical consolidated statements of operations for the periods then ended with the statements of net revenues and direct expenses of Culver Specialty Brands for the three quarters ended September 30, 2011 and its fiscal year ended September 30, 2010, and gives effect to the Culver Specialty Brands acquisition and related financing as if such transactions occurred on January 3, 2010.

The Culver Specialty Brands acquisition has been accounted for by the acquisition method of accounting.  The pro forma combined financial information sets forth the preliminary allocation of the purchase price for the Culver Specialty Brands acquisition based upon the estimated fair value of the assets acquired at the date of acquisition using available information.  The preliminary purchase price allocation may be adjusted as a result of the finalization of our purchase price allocation procedures.

The unaudited pro forma combined financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that we believe are reasonable.  The unaudited pro forma combined financial information does not purport to represent our results of operations or financial position that would have resulted had the Culver Specialty Brands acquisition and related financing transaction to which pro forma effect is given been consummated as of the dates indicated.  Additionally, the unaudited pro forma combined statements of operations should not be considered indicative of expected future results.  Furthermore, no effect has been given in the unaudited pro forma combined statements of operations for synergistic benefits that may be realized through the combination of B&G Foods and Culver Specialty Brands or the costs that will be incurred in integrating the operations of Culver Specialty Brands.

The unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with the historical financial statements and the notes thereto for B&G Foods that are included in our Annual Report on Form 10-K for the Year Ended January 1, 2011 filed with the Securities and Exchange Commission (SEC) on March 1, 2011, our Quarterly Report on Form 10-Q for the period ended October 1, 2011 filed with the SEC on October 25, 2011, and the historical financial statements of Culver Specialty Brands that are filed as Exhibit 99.1 to our Current Report on Form 8-K/A filed on February 15, 2012.

B&G Foods, Inc. and Subsidiaries

Unaudited Pro Forma Combined Balance Sheet

October 1, 2011

(Dollars in thousands, except per share amounts)

	Historical
	B&G Foods(1)	Culver Specialty Brands(2)	Pro Forma Adjustments		Pro Forma Combined

Assets

Cash and cash equivalents	$98,107	$—	$(76,764	)(3)	$21,343
Trade accounts receivable, net	33,282	—	—		33,282
Inventories	94,277	7,782	—		102,059
Prepaid expenses	2,129	188	—		2,317
Income tax receivable	3,136	—	—		3,136
Deferred income taxes	1,589	—	90	(4)	1,679
Total current assets	232,520	7,970	(76,674)		163,816

Property, plant and equipment, net	60,610	137	—		60,747
Goodwill	253,744	—	8,603	(4)	262,347
Other intangibles, net	327,088	318,231	(9,031	)(4)	636,288
Other assets	8,960	—	16,346	(5)	25,306
Total assets	$882,922	$326,338	$(60,756)		$1,148,504

Liabilities and Stockholders’ Equity

Trade accounts payable	$28,072	$—	$—		$28,072
Current portion of long-term debt	—	—	9,750	(3)	9,750
Accrued expenses	20,180	—	—		20,180
Dividends payable	10,017	—	—		10,017
Total current liabilities	58,269	—	9,750		68,019

Long-term debt	477,988	—	257,250	(3)	735,238
Other liabilities	2,083	—	—		2,083
Deferred income taxes	107,351	—	—		107,351
Total liabilities	645,691	—	267,000		912,691

Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding	—	—	—		—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; issued and outstanding 47,700,132 shares	477	—	—		477
Additional paid-in-capital	169,556	—	—		169,556
Accumulated other comprehensive loss	(6,131)	—	—		(6,131)
Retained earnings	73,329	—	(1,418	)(3)	71,911
Total stockholders’ equity	237,231	—	(1,418)		235,813
Total liabilities and stockholders’ equity	$882,922	$—	$265,582		$1,148,504

See accompanying notes to unaudited pro forma combined financial statements.

B&G Foods, Inc. and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
Year ended January 1, 2011
(In thousands, except per share data)

	Historical
	B&G Foods(6)	Culver Specialty Brands(7)	Pro Forma Adjustments		Pro Forma Combined

Net sales	$513,337	$88,017	$—		$601,354
Cost of goods sold	345,668	34,196	—		379,864
Gross profit	167,669	53,821	—		221,490

Operating expenses:
Sales, general and administrative	56,495	20,161	—		76,656
Amortization expense	6,457	—	1,540	(4)	7,997
Operating income	104,717	33,660	(1,540)		136,837

Other expenses:
Interest expense, net	40,342	—	7,220	(8)	47,562
Loss on extinguishment of debt	15,224	—	—		15,224
Income before income tax expense	49,151	33,660	(8,760)		74,051
Income tax expense	16,772	—	9,014	(9)	25,786
Net income	$32,379	$33,660	$(17,774)		$48,265

Weighted average common shares outstanding:
Basic	47,584	—	—		47,584
Diluted	48,284	—	—		48,284
Earnings per share:
Basic	$0.68	N/A	N/A		$1.01
Diluted	$0.67	N/A	N/A		$1.02

Cash dividends declared per share	$0.68	N/A	N/A		$0.68

See accompanying notes to unaudited pro forma combined financial statements.

B&G Foods, Inc. and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
Three Quarters Ended October 1, 2011
(In thousands, except per share data)

	Historical
	B&G Foods(6)	Culver Specialty Brands(7)	Pro Forma Adjustments		Pro Forma Combined

Net sales	$393,868	$65,684	$—		$459,552
Cost of goods sold	265,382	26,841	—		292,223
Gross profit	128,486	38,843	—		167,329

Operating expenses:
Sales, general and administrative	41,069	14,057	—		55,126
Amortization expense	4,913	—	1,155	(4)	6,068
Operating income	82,504	24,786	(1,155)		106,135

Other expenses:
Interest expense, net	24,854	—	10,820	(8)	35,674
Income before income tax expense	57,650	24,786	(11,975)		70,461
Income tax expense	19,662	—	4,625	(9)	24,287
Net income	$37,988	$24,786	$(16,600)		$46,174

Weighted average common shares outstanding:
Basic	47,903	—	—		47,903
Diluted	48,574	—	—		48,574
Earnings per share:
Basic	$0.79	N/A	N/A		$0.96
Diluted	$0.78	N/A	N/A		$0.95

Cash dividends declared per share	$0.63	N/A	N/A		$0.63

See accompanying notes to unaudited pro forma combined financial statements.

B&G Foods, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Combined Financial Statements

Notes to Unaudited Pro Forma Combined Balance Sheet

(1)                                  Represents our historical unaudited consolidated balance sheet as of October 1, 2011.

(2)                                  Represents the historical combined statement of assets acquired of Culver Specialty Brands as of September 30, 2011.

(3)                                  Net change in cash is as follows (dollars in thousands):

Debt incurred under new credit agreement for the acquisition:
Tranche A term loans due 2016, net of debt discount of $750	$149,250
Tranche B term loans due 2018, net of debt discount of $2,250	222,750
Revolving credit facility	25,000
Less: Prepayment and retirement of term loan due 2013 under prior credit agreement	(130,000)
Incremental borrowings, net	267,000

Cash purchase price	326,000
Acquisition-related transaction costs	1,418
Deferred debt financing charges	16,346
Total reductions	343,764

Net cash used for the acquisition and related financing transaction	$(76,764)

Approximately $9.8 million of the $267.0 million of incremental borrowings is due in the next twelve months.

(4)                                  The assumed total purchase price for the Culver Specialty Brands acquisition was approximately $326.0 million. The following table sets forth the preliminary allocation of the Culver Specialty Brands purchase price to the estimated fair value of the net assets acquired at the date of acquisition.  Inventory has been recorded at estimated selling price less costs of disposal and a reasonable profit.  Equipment has been recorded at estimated fair value.  A third party valuation specialist assisted us with our determination of the valuation for the intangible assets acquired (including trademarks and customer relationship intangibles).  The preliminary purchase price allocation may be adjusted as a result of the finalization of our purchase price allocation.  We anticipate completing the purchase price allocation in the second quarter of fiscal 2012.

(Dollars in thousands)
Deferred taxes	$90
Equipment	137
Prepaid expenses	188
Inventory	7,782
Goodwill	8,603
Customer relationship intangibles — amortizable intangible assets	30,800
Trademarks — indefinite life intangible assets	278,400
Total preliminary purchase price	$326,000

Acquired customer relationship intangibles	$30,800
Acquired trademarks	278,400
Less historical CSB intangibles	(318,231)
Net adjustment to other intangibles	$(9,031)

The excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired represents goodwill.  Equipment is depreciated over the estimated remaining useful life of the equipment of 3 years.  Trademarks are deemed to have an indefinite useful life and are not amortized.  Customer relationship intangibles acquired in the Culver Specialty Brands acquisition are amortized over their estimated useful lives of 20 years.

(5)                                  Reflects deferred financing charges incurred in connection with the new senior secured credit agreement we entered into to finance the acquisition and repay all outstanding borrowings under our prior credit agreement.  The deferred financing charges will be amortized over five years for the tranche A term loans and revolving credit facility and seven years for the tranche B term loans.

Notes to Unaudited Pro Forma Combined Statements of Operations

(6)                                  Represents our consolidated results of operations for our fiscal year ended January 1, 2011 and the three quarters ended October 1, 2011.

(7)                                  Represents the historical statements of net revenues and direct expenses for Culver Specialty Brands for its fiscal year ended September 30, 2010 and the three quarters ended September 30, 2011.  The historical statement of net revenues and direct expenses for Culver Specialty Brands for the three quarters ended September 30, 2011 was derived from the historical statement of net revenues and direct expenses for Culver Specialty Brands for its fiscal year ended September 30, 2011 less the first quarter of the fiscal year ended September 30, 2011.

(8)                                  Adjustment to our historical interest expense to reflect our incurrence of an incremental $267.0 million of borrowings, amortization of debt discount and amortization of deferred financing costs relating to such additional borrowings (dollars in thousands):

	October 1, 2011	January 1, 2011
Interest expense relating to:
Existing senior notes due 2018 ($350,000 at 7.625%)	$20,016	$26,688
Debt incurred under new credit agreement for the acquisition:
Revolving loans ($25,000 at 3.27%)	614	818
Tranche A term loans due 2016 ($150,000 at 3.27%)	3,679	4,905
Tranche B term loans due 2018 ($225,000 at 4.5%)	7,594	10,125
Amortization of debt discount	599	798
Amortization of deferred debt issuance costs	3,172	4,228
Total pro forma interest expense	$35,674	$47,562
Less historical interest expense from prior credit agreement	24,854	40,342
Adjustment to interest expense	$10,820	$7,220

Interest under the revolving credit facility, including any outstanding letters of credit, and under the tranche A term loan facility, is determined based on alternative rates that we may choose in accordance with the credit agreement, including a base rate per annum plus an applicable margin ranging from 1.50% to 2.00%, and LIBOR plus an applicable margin ranging from 2.50% to

3.00%, in each case depending on our consolidated leverage ratio.  Interest under the tranche B term loan facility is determined based on alternative rates that we may choose in accordance with the credit agreement, including a base rate per annum plus an applicable margin of 2.50%, and LIBOR plus an applicable margin of 3.50%, in each case subject to a 1.0% LIBOR floor.  If the LIBOR rate was to increase or decrease by 0.125% from the rates assumed in the table above, pro forma interest expense would change by approximately $0.2 million for the three quarters ended October 1, 2011 and $0.2 million for the fiscal year ended January 1, 2011.

(9)                                  Adjustment to reflect income tax expense on the results of operations of Culver Specialty Brands and the pro forma adjustments for the year ended September 30, 2010 and three quarters ended September 30, 2011 using statutory income tax rates of 36.2% and 36.1% (federal and state), respectively.  Income tax expense was not allocated to Culver Specialty Brands in the pre-acquisition statements of net revenues and direct expenses.